Exhibit 99.1

    HERCULES TECHNOLOGY GROWTH CAPITAL PROVIDES $4M FINANCING TO SLING MEDIA

     PALO ALTO, Calif., Aug. 8 /PRNewswire-FirstCall/ -- Hercules Technology Growth Capital, Inc. (Nasdaq: HTGC), a leading debt and equity growth capital provider to technology related companies, today announced that it entered into an agreement to provide $4 million of debt financing to Sling Media, Inc. on June 10, 2005. Proceeds from the financing will be used for general corporate purposes including the marketing and promotion of Sling Media's first product, the Slingbox(TM).

     (Logo: http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO )

     "The Slingbox uses a proprietary video streaming technology code named "Lebowski" that makes the concept of "TV placeshifting" a reality and positions Sling Media as a leader in the rapidly expanding streaming video market," said Sam Bhaumik, managing director of Hercules Technology Growth Capital.

     "This debt financing provides additional resources for us to meet several significant milestones in the second half of this year, including expansion of our marketing and sales activities," stated Blake Krikorian, chief executive officer of Sling Media, Inc.

     Hercules was also granted an option to invest in Sling Media's next equity financing under the same terms, conditions and pricing offered to other participating investors.

     About Hercules Technology Growth Capital, Inc.

     Founded in December 2003, Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialized finance company providing debt and equity growth capital to technology-related companies at all stages of development. The company primarily finances privately-held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies. Hercules focuses its investments in companies active in technology industry sub-sectors, characterized by products or services that require advanced technologies, including computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure or services, Internet consumer and business services, telecommunications, telecommunications equipment, media and life sciences. The company's investments are originated through its principal office located in Silicon Valley, as well as additional offices in the Boston, Boulder and Chicago areas. Providing capital to privately-held companies backed by leading venture capital and private equity firms involves a certain degree of credit risk and may result in potential losses. For more information or companies interested in learning more about financing opportunities should contact info@herculestech.com or call at 650-289-3060 or visit http://www.herculestech.com .

     About Sling Media, Inc.

     Sling Media, Inc. is a digital lifestyle products company creating a family of consumer electronics products that are a natural extension of today's digital way of life. The first member of the Sling Media family is the award-winning Slingbox(TM), a device that allows consumers to access their living room television experience at any time, from any location. For more information on Sling Media or the Slingbox, visit www.slingmedia.com.

SOURCE  Hercules Technology Growth Capital, Inc.
    -0-                             08/08/2005
    /CONTACT: Deborah Stapleton, +1-650-289-3078, for Hercules Technology Growth Capital, Inc.; or Hercules Technology Growth Capital, Inc., Main, +1-650-289-3060, or info@herculestech.com/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO
                AP Archive:  http://photoarchive.ap.org
                PRN Photo Desk photodesk@prnewswire.com/
    /Web site:  http://www.herculestech.com /